Exhibit 99.1

News Release

Press contact: Nicole Alexander +1.316.676.3212 nicole_alexander@hawkerbeechcraft.com www.hawkerbeechcraft.com	Investor Relations contact: Sidney E. Anderson +1.316.676.8014

Hawker Beechcraft Acquisition Company, LLC Reports Second Quarter 2009 Results

WICHITA, Kan. (Aug. 4, 2009) – Hawker Beechcraft Acquisition Company, LLC (HBAC) reported lower sales and operating income during the three months ended June 28, 2009, as compared to the same period in 2008, primarily due to adverse market conditions which caused sharply reduced business and general aviation deliveries.

Net sales for the three months ended June 28, 2009, were $816.3 million, a decrease of $212.4 million compared to the second quarter of 2008. The deterioration in the global economy significantly impacted aircraft deliveries. During the quarter, the Company delivered 78 business and general aviation aircraft consisting of 24 jet, 41 turboprop and 13 piston aircraft, as compared to 129 aircraft during the same period in 2008.

During the three months ended June 28, 2009, the Company recorded operating income of $39.4 million, compared to an operating income of $86.4 million during the second quarter of 2008. The reduced aircraft delivery volumes accounted for a significant majority of the reduced operating income. The Company also recorded charges related to its continued work force reductions and as a result of the exit of a leased facility.

Despite the decreased operating income, the Company recorded net after-tax income for the three months ended June 28, 2009, of $172.2 million, compared to net after-tax income of $24.9 million for the same period in 2008. During the second quarter of 2009, the Company recorded a $175.0 million net gain on the repurchase, at a significant discount, of $274.5 million of its debt securities. For the six months ended June 28, 2009, the Company has recorded gains of $352.1 million on the repurchase of $496.6 million of its debt securities.

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HBAC Q2 2009 Results – Page 2

Operating cash flow consumed during the six months ended June 28, 2009, was $141.7 million. Among other uses of cash, customer deposits declined as a result of a decline in new orders.

Backlog was $6.8 billion on June 28, 2009, compared to $7.6 billion on December 31, 2008, and $7.4 billion on June 29, 2008.

Earnings Conference Call:

HBAC’s earnings results conference call for the three months ended June 28, 2009, will be held Thursday, Aug. 13, 2009, at 3 p.m. CDT. To attend, register at https://cossprereg.btci.com/prereg/key.process?key=PLCPEJKTY.

Once you register, you will be provided with dial-in numbers and pass codes needed to join the conference call. A recording of the earnings call will be posted to the Company’s Web site after the call and will be available for 45 days.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special-mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with the largest number of factory-owned service centers and a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.

HBAC Q2 2009 Results – Page 3

Appendix

Hawker Beechcraft Acquisition Company, LLC

Aircraft Delivery Units

Business and General Aviation New Aircraft Deliveries	Three Months Ended June 28, 2009	Three Months Ended June 29, 2008	Six Months Ended June 28, 2009	Six Months Ended June 29, 2008
Hawker 4000	3	1	4	1
Hawker 900XP	11	17	16	23
Hawker 800XP/850XP	—	3	1	5
Hawker 750	2	6	7	6
Hawker 400XP	4	11	4	14
Premier	4	12	7	21
King Airs	41	50	70	79
Pistons	13	29	26	52

Business & General Aviation Total	78	129	135	201

T-6	27	19	56	36

Total Deliveries	105	148	191	237

HBAC Q2 2009 Results – Page 4

Hawker Beechcraft Acquisition Company, LLC

Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)

Trailing Four Quarters For The Period Ended June 28, 2009

(In millions)

	Trailing 12 Months	Quarter Ended
		June 28, 2009	March 29, 2009	December 31, 2008	September 28, 2008
Income (loss) before income taxes	$222.2	$176.6	$90.3	$(13.1)	$(31.6)
Interest expense, net	181.6	37.3	41.4	54.9	48.0
Operating income adjustments:
Depreciation and amortization	160.3	38.2	41.3	41.1	39.7

EBITDA	$564.1	$252.1	$173.0	$82.9	$56.1

Adjustments to EBITDA:
Transition expenses to establish services previously performed by Raytheon Company	—	—	—	—	—
Exclude income statement impact of inventory step-up resulting from purchase accounting	—	—	—	—	—
Exclude loss recognized on derivative instruments related to ineffective hedge activity	40.5	1.2	18.1	20.4	0.8
Exclude restructuring and pension curtailment costs recorded during the period	23.9	9.3	13.6	1.0	—
Exclude gain on debt repurchase	(352.1)	(175.0)	(177.1)	—	—
Exclude non-cash stock-based and deferred compensation	1.3	0.9	(0.5)	1.7	(0.8)

Adjusted EBITDA	$277.7	$88.5	$27.1	$106.0	$56.1

Adjusted EBITDA is a non-GAAP financial measure that is useful in evaluating the ability of issuers of "high-yield" securities to meet their debt service obligations. It is not intended as a substitute for an evaluation of our results as reported under GAAP and is presented for informational purposes only.